UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2015

UNILIFE CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	001-34540	27-1049354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Cross Farm Lane, York, Pennsylvania	17406
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 384-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 31, 2015, Unilife Medical Solutions, Inc. (the “Borrower”), a subsidiary of Unilife Corporation (the “Company”), the Company, and certain of the Company’s other subsidiaries entered into the fourth amendment (the “Fourth Amendment to the Credit Agreement”) to that certain credit agreement, dated March 12, 2014, as amended by that certain First Amendment to the Credit Agreement, dated September 30, 2014, that certain Second Amendment to the Credit Agreement, dated June 30, 2015, that certain Third Amendment to the Credit Agreement, dated October 13, 2015, and the Fourth Amendment to the Credit Agreement, the “Amended Credit Agreement”) with ROS Acquisition Offshore LP (together with its affiliates, successors, transferees and assignees, the “Lender”), an affiliate of OrbiMed Advisors LLC.

Pursuant to and subject to the terms of the Fourth Amendment to the Credit Agreement, the Lender agreed to defer the due date for the December 31, 2015 interest payment (in the amount of $1,700,857.37) to February 5, 2016. Additionally, the Borrower agreed to pay interest on such deferred amount from December 31, 2015 at the rate set forth in the Amended Credit Agreement and to pay all fees and expenses incurred by the Lender in connection with the Fourth Amendment to the Credit Agreement.

The foregoing description of the Fourth Amendment to the Credit Agreement is only a summary of certain terms and agreements discussed therein. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Fourth Amendment to the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Fourth Amendment to Credit Agreement, dated December 31, 2015, by and among Unilife Medical Solutions, Inc., ROS Acquisition Offshore LP and the other Creditor Obligors party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Unilife Corporation

Date: January 7, 2016	By:	/s/ Alan Shortall
	Name:	Alan Shortall
	Title:	Chairman and Chief Executive Officer